EXHIBIT 10.1

SMARTRENT, INC.

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Last updated August 26, 2024

SmartRent, Inc., a Delaware corporation (the “Company”), believes that the granting of cash and equity compensation to the members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Non-Employee Directors”). This Non-Employee Director Compensation Policy (this “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Non-Employee Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2021 Equity Incentive Plan (the “Plan”). Each Non-Employee Director will be solely responsible for any tax obligations incurred by such Non-Employee Director as a result of the cash payments paid and equity awards granted to such Non-Employee Director under this Policy.

1.
ANNUAL CASH COMPENSATION

Annual Cash Retainer

Each Non-Employee Director will be paid an annual cash retainer of $80,000. There are no per-meeting attendance fees for attending Board or shareholder meetings.

Additional Committee, Board Chair and Lead Director Annual Cash Retainer

Each Non-Employee Director who serves as the chair of the Board, the lead independent director or a chairman of a committee of the Board will be paid additional annual cash fees as follows:

Board Chair:	$75,000, except as provided below
Lead Independent Director:	$20,000
Audit Committee Chair:	$20,000
Compensation Committee Chair:	$15,000
Nominating and Corporate Governance Committee Chair:	$10,000

Notwithstanding the annual cash fee amount for the Board Chair set forth above, the cash fee for services provided in such role for the Company’s third and fourth fiscal quarters of 2024 instead (and not in addition to) will be $93,750 per fiscal quarter (subject to any proration for partial quarter service, as described below).

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Each Non-Employee Director who serves as a non-Chair member of a committee of the Board will be paid additional annual cash fees as follows:

Audit Committee Member:	$10,000
Compensation Committee Member:	$7,500
Nominating and Corporate Governance Committee Member:	$5,000

All cash compensation will be paid quarterly, subject to continued service, on each February 15th, May 15th, August 15th, and November 15th, and all cash compensation described above is subject to proration for periods of service less than a full quarter or full year in length, as applicable.

The Board in its discretion may change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount of cash compensation to be paid, on or after the date the Board determines to make any such change or revision.

2.
EQUITY COMPENSATION

Non-Employee Directors will be entitled to receive all types of Awards (excluding Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant). All grants of Awards to Non-Employee Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions and subject to Sections 4.3 and 13 of the Plan.

Each Non-Employee Director will be granted an Award (an “Annual Award”) on the date of the Company’s annual meeting of stockholders each calendar year (unless the Board determines to award them on a different date), beginning with the 2022 annual meeting of stockholders; provided that any Non-Employee Director who is not continuing as a Director following such annual meeting of stockholders will not receive an Annual Award with respect to such meeting. The Annual Award will have an estimated fair value, using valuation methodologies deemed appropriate by the Compensation Committee of the Board or the Board from time to time, in light of commercial considerations deemed necessary to fulfill the goals set forth in this Policy and to align directors with stockholder interests (“Value”), equal to $150,000, with any resulting fractional share of Stock rounded down to the nearest whole share. The Annual Award will be comprised of Restricted Stock Units which will vest in full upon the earlier of (i) the first anniversary of the vesting start date or (ii) the date immediately prior to the Company’s next annual meeting of stockholders, subject to the Non-Employee Director’s continued Service through such vesting date.

On and after May 28, 2024, each individual who first becomes a Non‑Employee Director on a date other than the date of an annual meeting of stockholders of the Company will be granted an Award (an “Initial Award”), with a Value equal to the product of (a) $150,000, multiplied by (b) a fraction obtained by dividing (i) the number of days during the

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period beginning on the date the individual first becomes a Non‑Employee Director through the one-year anniversary of the date of the Company’s then most recently held annual meeting of stockholders (such anniversary date, the “Anniversary Date”), by (ii) 365, with any resulting fractional share of Stock rounded down to the nearest whole share. If an individual was a member of the Board and also an Employee, becoming a Non-Employee Director due to termination of employment will not entitle the Non-Employee Director to an Initial Award. The Initial Award will be comprised of Restricted Stock Units which will vest in full upon the earlier of (x) the Anniversary Date, or (y) the date immediately prior to the Company’s next annual meeting of stockholders, subject to the Non-Employee Director’s continued Service through such vesting date. The Initial Award will be granted automatically on the first Trading Day on or after the date on which such individual first becomes a Non‑Employee Director. For purposes of this Policy, “Trading Day” refers to a day on which both (1) the primary stock exchange, national market system, or other trading platform, as applicable, upon which Stock is listed is open for trading, and (2) shares of Stock are traded during regular trading hours on such exchange, system or platform for such day.

In the event of a Change in Control, each Non-Employee Director will fully vest in his or her Initial Award and/or each Annual Award provided that the Non-Employee Director continues to provide Service through such date.

Each Initial Award and Annual Award will be granted under and subject to the terms and conditions of the Plan and the applicable form of award agreement previously approved by the Board or its Compensation Committee, as applicable, for use thereunder.

3.
TRAVEL EXPENSES

Each Non-Employee Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.

4.
ADDITIONAL PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Non-Employee Directors.

5.
ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Stock or other securities of the Company or other change in the corporate structure of the Company affecting the Stock occurs, the Board, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of shares of Stock issuable pursuant to Awards granted under this Policy.

6.
LIMITATIONS

No Non-Employee Director may be issued in any fiscal year cash payments (including the fees under Section 1 above) and Awards (including Awards under Section 2

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above) with aggregate value greater than $600,000, increased to $750,000 in the fiscal year of his or her initial service as a Non-Employee Director. Any Awards or other compensation granted to an individual for his or her services as an employee, or for his or her services as a consultant other than a Non-Employee Director, will be excluded for purposes of the limitations under this Section 6.

7.
SECTION 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse a Non-Employee Director for any taxes imposed or other costs incurred as a result of Section 409A.

8.
REVISIONS

The Board or any committee designated by the Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of a Non-Employee Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Non-Employee Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.